Exhibit (21.0)
BADGER METER, INC.

SUBSIDIARIES OF THE REGISTRANT

The Company's subsidiaries are listed below. All of the subsidiaries of the Company listed below are included in the Company's consolidated financial statements.

Name	Percentage of Ownership	State or country in which originated

Badger Meter de las Americas, SA de CV	100%	Mexico

Badger Meter Canada, Inc.	100%	Canada

Badger Meter Czech Republic, s.r.o.	100%	Czech Republic
(a subsidiary of Badger Meter International, Inc.)

Badger Meter Europe, GmbH	100%	Federal Republic of Germany

Badger Meter International, Inc.	100%	United States of America (Wisconsin)
(an international holding company of Badger Meter, Inc.)

Badger Meter de Mexico, SA de CV	100%	Mexico

Badger Meter Slovakia, s.r.o.	100%	Slovakia
(a subsidiary of Badger Meter Europe, GmbH)

Badger Meter Swiss, AG	100%	Switzerland
(formerly Remag AG) (a subsidiary of Badger Meter International, Inc.)

National Meter and Automation, Inc. *	100%	United States of America (Colorado)

* As of December 31, 2016, National Meter and Automation, Inc. was merged into Badger Meter, Inc. The company will operate a portion of its municipal water sales operations under a DBA, National Meter and Automation.